Exhibit 10.2
BorgWarner Inc.	World Headquarters	3850 Hamlin Road Auburn Hills Michigan 48326, USA	Tel: +1 248-754-9200

Revised Offer June 7, 2020

Daniel Etue

Dear Dan:

I am pleased to confirm our offer to you to join BorgWarner Inc. effective July 20, 2020 or such earlier date as you and we may agree (“Start Date”). The details regarding the position, compensation and other support that will be provided are included below.

1.Position: The position being offered is Vice President and Controller. In this position, you will be based out of the BorgWarner World Headquarters in Auburn Hills, Michigan, reporting directly to the Chief Financial Officer, Kevin Nowlan.

2.Base Salary & Management Incentive Plan: The annualized target cash compensation will be $502,500, less applicable taxes and withholdings. This represents an annual base salary of $335,000 ($27,916.67 per month) and an annual 2020 Management Incentive Plan (“MIP”) target bonus opportunity of 50% of your base salary or $167,500. As the Company has implemented a temporary 10% pay reduction for executives in response to the business challenges during the COVID-19 crisis, your base salary will be reduced to $301,500 ($25,125 per month) until at least October 1, 2020 at which time the Company plans to review the situation for possible reinstatement of the salary reductions. The MIP does not constitute a promise of payment. Your actual MIP payout will depend on the Company’s financial performance and it is subject to, and governed by, the terms and requirements of the MIP. The actual bonus payout for 2020 will be based on company performance results and will be prorated from your Start Date. Bonus payments are typically made in February each year.

3.Long-Term Incentive Plan: In this position, you will also be eligible to participate in the BorgWarner Inc. 2018 Stock Incentive Plan (“SIP”). Awards under the SIP are currently made in Performance Shares and Restricted Stock, subject to Board of Directors approval and according to the SIP provisions. Awards are typically made in February of each year. It is expected that you will be eligible for annual awards starting in 2021 equivalent to 85% of your base salary, a value of $285,000 in total based on your initial base salary. Based on the current plan design, two-thirds of this total value will be delivered in Performance Shares (for the period that begins in 2021 and ends December 31, 2023 in the case of the initial grant), and one-third will be delivered in Restricted Stock. Also based on the current plan design, the actual number of Performance Shares paid out is dependent (a) on Total Shareholder Return versus our peer group over the performance period for one-third of the Performance Shares, (b) on the Company’s revenue growth versus the growth in vehicle production over the performance period for one-third of the Performance Shares, and (c) on the Company’s adjusted earnings per share in the third year of the performance period for the remaining one-third of the Performance Shares. There is a maximum potential payout of 200% associated with the Performance Shares. Regarding the Restricted Stock, fifty percent will vest on February 28 following the second anniversary of the grant; the remainder will vest on February 28 following the third anniversary of the grant.

4.Perquisite Allowance: With your position, you will also be eligible to receive a perquisite allowance in the amount of $25,000 per year, paid semi-monthly. This is intended to cover costs associated with lease/purchase of a vehicle along with the associated maintenance costs, financial planning and tax preparation advice.

5.Sign-On Awards: To compensate you for certain forfeitures upon leaving your previous employer and as an inducement to join the Company, you will be granted the following awards:

(a)Prorated participation in the 2020-2022 long term incentive program including: (1) an award of 4,300 Performance Shares under the 2020-2022 performance period and (2) 2,500 restricted shares vesting as to 50% of the shares on February 28, 2022 and 50% of the shares on February 28, 2023 provided that you are still employed on the respective vesting dates. The performance share award will be formally approved by the Compensation Committee of the Board of Directors at its July 2020 meeting.

(b)An award of 7,000 restricted shares vesting as to 4,000 of the shares on the first anniversary of the grant date and 3,000 of the shares on the second anniversary of the grant date provided that you are still employed on the respective vesting dates.

(c)A cash bonus of $67,000 payable on the first regular pay date following the three-month anniversary of your hire date.

6.Severance: In the event that your employment is involuntarily terminated without Cause at any time prior to the eighteen (18) month anniversary of your Start Date you will be entitled to a lump sum cash severance payment of twelve (12) months of your then-prevailing annual base salary. In the event that your employment is involuntarily terminated without Cause at any time prior to the one-year anniversary of your Start Date you will be entitled to a cash payment equal to the closing share price on your termination date multiplied by the number of shares resulting from the multiplication of 4,000 restricted shares scheduled to vest on that anniversary by percentage of the one-year that has elapsed through the termination date. The severance payment and restricted stock-vesting in this Paragraph 6 is subject to your (i) entering into a release of claims in a form acceptable to the Company within 30 days following your termination of employment and (ii) your compliance with your BorgWarner Non-Compete and Confidentiality Agreement (Enclosure). The severance payment will be made on the first regular payroll date following the date that the release of claims becomes irrevocable.

7.BorgWarner Retirement Savings Plan: You will be eligible to participate in the BorgWarner Retirement Savings Plan (RSP) which has three components (Enclosure):

•After sixty (60) days of employment, you will be eligible to participate in the Company Retirement Account (CRA), in which the Company will contribute 4%

of your annual earnings plus 4% of your annual earnings in excess of the social security taxable wage base ($137,700 in 2020).

•You may immediately participate in the second account, the Employee Savings Account (SA), which allows you to contribute from 1% to 70% of your earnings and the Company will match 100% up to 3% of your contributions into this account.

•Finally, the Retiree Health Account (RHA), in which you may contribute 1% to 3% of your earnings and the Company will match 100% of your contributions up to $500 per year.

8.BorgWarner Retirement Savings Excess Plan: You will be eligible to participate in BorgWarner’s Retirement Savings Excess Plan in accordance with terms and conditions (Enclosure).

9.Benefits: As a regular full-time employee of BorgWarner, you will also be eligible to participate in the following benefit programs upon your start date:

•Medical and prescription drug insurance;
•Dental and vision insurance;
•Life insurance in the amount of two times your annual base salary up to a maximum of $1,000,000 (you may purchase additional life insurance for yourself, your spouse, and/or your dependents);
•Accidental Death & Dismemberment Insurance in the amount of one times your base annual salary up to a maximum of $1,000,000;
•Travel accident insurance in the amount of five times your annual base salary up to a maximum of $500,000;
•Short-term and long-term disability insurance;
•Health care and dependent care flexible spending accounts (FSA);
•Nine (9) Company paid holidays for the balance of 2020 (Enclosure);
•Ten (10) paid vacation days in 2020 and twenty (20) paid vacation days in 2021.

Your eligibility to participate in the above benefits, including the Retirement Savings Plan and Retirement Savings Excess Plan, is governed by applicable law and the benefit plan documents, both of which can change at any time.

This offer of employment is contingent upon successful completion of pre-employment hair drug testing, background verification including education, SSN Verification, criminal background check, verification of your legal right to work for BorgWarner in the United States and the signing of the BorgWarner Non-Compete and Confidentiality Agreement (Enclosure). The employment resulting from your acceptance is at-will of either party, and therefore, terminable by you or BorgWarner Inc. at any time.

Additionally, by signing this offer letter, you represent that your employment with BorgWarner shall not breach any agreement you have with any third party, including your previous employer.

Dan, we are confident that you will find this position both challenging and rewarding, and I look forward to the opportunity to working with you in the future.

Please indicate your acceptance of this offer by signing below on or before June 10, 2020 and returning a copy of this letter to me.

Sincerely,

/s/ Richard D. Greb

Richard D. Greb
Vice President, Corporate Human Resources

Enclosures:
1.Retirement Savings Plan
2.BorgWarner Excess Plan
3.Holiday Schedule 2020
4.BorgWarner Employee Non-Compete and Confidentiality Agreement

I understand and accept this offer and the compensation and other support provided as detailed above.

Acceptance: /s/ Daniel R. Etue Date: 6/9/2020